UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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UNILIFE CORPORATION

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UNILIFE CORPORATION

ADDITIONAL PROXY MATERIALS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 13, 2014 AT 4:00 P.M.

(U.S. EASTERN STANDARD TIME)

The purpose of this supplemental filing is to remind you that our 2014 annual meeting of stockholders (our “Annual Meeting”) will be held on Thursday, November 13, 2014, at 4:00 P.M., U.S. Eastern Standard Time at the Le Parker Meridien Hotel, 119 West 56th Street, New York, New York 10019. Whether or not you expect to attend the Annual Meeting, we urge you to submit your proxy card or CDI voting instruction form as soon as possible so that your shares (or shares underlying your CDIs) can be voted at the meeting in accordance with your instructions. Your vote is very important. A minimum of one-third of our outstanding shares of common stock (including shares underlying our outstanding CDIs) must be present in person or represented by proxy at the meeting in order for the Annual Meeting to be considered valid.

Our Board of Directors has recommended a vote FOR all the proposals described in the proxy statement filed with the U.S. Securities and Exchange Commission on October 2, 2014 with respect to the Annual Meeting (the “Proxy Statement”). The reasoning for the Board of Directors’ recommendations is described in detail in the Proxy Statement and we urge you to consider that information carefully. Also, we urge you to consider the following additional points with respect to Proposals 5 and 6 and to support those proposals:

Proposal 5 (to approve the amendment of our 2009 Stock Incentive Plan, including an increase in the number of shares of common stock available for issuance under that plan):

1. As part of our ongoing strategy to attain a position of global leadership for injectable drug delivery systems and enter into long-term agreements with a multitude of pharmaceutical and biotechnology companies, Unilife has brought together a high-performance team with deep technical capabilities and broad industry expertise. Many of our employees are attracted from incumbent companies within our industry that are currently larger and better capitalized. As part of our investment in R&D, many of these employees are also creating innovative technologies that are expected to create additional long-term shareholder value. To help attract and retain such employees, equity awards are a central component of our compensation program. The issuance of equity awards to employees creates an ownership culture, and strengthens the alignment between employee and stockholder interests. In addition, our use of equity awards as a material portion of total compensation helps to preserve our cash resources. For us to continue to compensate our key employees competitively, we must replenish the pool of shares available for grant under our 2009 Stock Incentive Plan (our “Plan”). If our ability to issue compensation in the form of equity is reduced or eliminated, then to retain and recruit the talent that is critical to our success, we will be required to pay more compensation in cash. This will not require stockholder approval, but will deplete our cash resources and may undermine our ability to implement necessary capital investments.

2. The replenishment of the pool of shares available for grant under the Plan is necessary now. We have not requested stockholder approval of additional equity plan shares since 2011. If Proposal 5 is not approved, we expect that the pool of shares available for grant under the Plan will be exhausted during the current fiscal year. If Proposal 5 is approved, then absent the occurrence of extraordinary events or a material change in our circumstances, we expect the pool of shares available for grant under the Plan (as amended) will be sufficient for the foreseeable future.

Proposal 6 (to approve a special grant of restricted stock to our CEO, Alan D. Shortall):

1. Mr. Shortall is the Founder, Chairman and Chief Executive Officer, and a highly valued employee. The importance of Mr. Shortall to our Company is reflected in contractual terms with some key customers and partners whereby any change in management replacing him as Chairman or CEO, or a successor approved by him, could provide those parties with the right to terminate applicable agreements. Mr. Shortall has not received an equity award in nearly three years. His current total cash compensation is at or below peer group averages and his annual cash bonus structure provides no opportunity above target. If the proposed special equity award is not approved, an alternative compensation structure will be necessary to retain and motivate Mr. Shortall. Without the availability of equity for this purpose, it is likely that a cash structure will be used. No stockholder approval will be required for this purpose. As noted above with respect Proposal 5, if more of our cash resources are devoted to compensation, our ability to implement necessary capital investments may be compromised.

2. Mr. Shortall’s total executive compensation program was prepared independently on behalf of the Board of Directors according to industry best practices by Radford, a market leader for compensation intelligence and consulting services within the technology and life science industries. Each year, Radford provides strategic consulting services, such as executive compensation, to more than 200 technology and life science clients with a strong presence working with middle management companies such as Unilife. During a six month period of thoughtful review, Radford independently created what it considered a fair compensation program for Mr. Shortall that took into account a multitude of factors including shareholder alignment, governance best practices, peer-based compensation and the fast-growing nature of Unilife’s business. In contrast to many other U.S. based companies, Unilife does not make annual equity awards to our CEO. As such, the last equity awards we issued to Mr. Shortall were granted more than 32 months ago. Absent the occurrence of extraordinary events or a material change in our circumstances, it is expected that this will be the only equity award received by Mr. Shortall during the remaining five years of his current employment agreement term.

3. The terms of the proposed special equity award reflect several “best practice” features advocated by governance experts. The proposed special equity award will result in Mr. Shortall’s total compensation being more heavily weighted toward equity, thus strengthening the alignment of management and stockholder interests. Moreover, 100% of the award is performance-based, which creates an extraordinary pay-for-performance linkage and makes us a pioneer among our peers. For Mr. Shortall to realize the full value of this award, it will generally be necessary for our stockholder value to grow by more than 300%, or over $1 billion, and for Mr. Shortall to remain in service with us for at least four years.

4. In conjunction with the compensation committee’s approval of the proposed special equity award, Mr. Shortall relinquished his contractual right to a gross-up for 280G (“golden parachute”) excise taxes. The potential value given up by Mr. Shortall totals in excess of $10 million in the event that Unilife’s share price reaches the $12 per share vesting milestone. This was another major step in further aligning our compensation program with “best practices” promoted by governance experts.

This supplement does not change any portion of the Proxy Statement and should be read in conjunction with the Proxy Statement.

By Order of the Board of Directors,

John C. Ryan Senior Vice President, General Counsel and Secretary

November 3, 2014